Exhibit 10.14

SEPARATION AGREEMENT

It is hereby agreed by and between Suneet Singal, an individual residing at ____________________________ (“Employee”) and FC Global Realty Incorporated, a Nevada corporation with its principle place of business at 410 Park Avenue, 14th Floor, New York, NY 10022 (the “Company”), by its authorized representative, that:

1.	Employee was employed by the Company under the terms of that certain Amended and Restated Employment Agreement, dated October 11, 2017, between the Company and the Employee (the “Employment Agreement”) until he resigned on or about the date of this Agreement. Upon the execution of this Separation Agreement (the “Agreement”) the terms of this Agreement will supersede those contained in the Employment Agreement.

2.	The purpose of this Agreement is to resolve all differences that may now exist, or may arise in the future under state or federal law regarding the employment and separation of Employee from employment with the Company, and to avoid any unnecessary expenditure of time and expense to both parties with regard to such matters. The parties agree that the following terms of agreement are in their mutual best interest.

3.	This Agreement constitutes the complete understanding between the parties. No other promises or agreements shall be binding or have any effect unless signed by Employee and the Company.

4.	Neither the negotiation, undertaking or signing of this Agreement constitutes or operates as an acknowledgement or admission by the Company that either the Company, any parent company, subsidiaries, affiliates, divisions, and its and their successors, assigns, present or former directors, officers, agents, fiduciaries or employees or any person acting on behalf of the Company (individually and collectively the “Releasees”) have violated or failed to comply with any provision of federal or state constitutions, statutes, laws or regulations, or municipal ordinances or regulations, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sec. 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. Sec. 1981, the Equal Pay Act of 1963, 29 U.S.C. Sec. 206(d), the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Sec. 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sec. 1001 et seq. or with any and all principles of common law, whether in contract or tort.

5.	As consideration for this Agreement, the Company agrees to issue to Employee One Million (1,000,000) shares of the Company’s common stock. The shares will vest as follows: Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) shares will vest immediately upon the signing of this Agreement; Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) shares will vest upon the first anniversary of this Agreement; and Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (333,334) shares will vest upon the Second Anniversary of this Agreement. These shares shall be restricted and shall bear appropriate legends until the approval of their issuance by the Company’s shareholders and their registration under an appropriate statement on Form S-1 or Form S-3 with the United States Securities and Exchange Commission. The foregoing amount is in lieu of any other payment that Employee may already be entitled to receive under Company policies and the Employment Agreement. This consideration is meant to, and does, include any vacation pay to which Employee is entitled. Employee acknowledges and agrees that he is not otherwise entitled to receive all or any portion of the consideration described in this paragraph.

6.	SECTION 83(b) ELECTION. Employee understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, “restriction” includes the right of the Company to buy back the Stock pursuant to the Repurchase Right set forth in Section 3 above. Employee understands that Employee may elect to be taxed at the time the Stock is purchased, rather than when and as the Repurchase Right expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of purchase. Even if the fair market value of the Stock at the time of the execution of this Agreement equals the amount paid for the Stock, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Employee understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Employee. Employee further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Employee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the purchase of the Stock hereunder, and does not purport to be complete. Employee further acknowledges that the Company has directed Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Employee may reside, and the tax consequences of Employee’s death. Employee assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Stock. Employee agrees that Employee is responsible for consulting Employee’s own tax advisor as to the tax consequences associated with Employee’s Stock. The tax rules governing this Award are complex, change frequently and depend on the individual taxpayer’s situation.

7.	In consideration of the severance benefits described in Paragraph 5 above and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by Employee, Employee hereby releases, for himself and for his heirs, executors, administrators, successors and assigns, the Releasees, from any and all claims, causes of action, or liabilities whatsoever, including, but not limited to, (a) any claim of discrimination, (b) any claim of backpay, compensatory or punitive damages, (c) any claim specifically arising directly or indirectly out of the Employment Agreement or any other employment agreement Employee may have with the Company or Employee’s employment relationship with the Company, (d) any claim arising from any rights or claims in law or equity for wrongful discharge, discriminatory treatment under any local, state or federal law or regulation, (e) any claim under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sec. 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. Sec. 1981, the Equal Pay Act of 1963, 29 U.S.C. Sec. 206(d), the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Sec.12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sec. 1001et seq., the Family and Medical Leave Acts (the Connecticut Family and Medical Leave Act, Sec. 31-51kk, et seq. and the federal Family and Medical Leave Act, 29 U.S.C. 2601, et seq.), (f) any claim of statutory or common law right to attorney’s fees recoverable in any action associated with the foregoing laws or regulations, (g) any claim of personal injury, breach of contract, defamation, mental anguish, injury to health and/or personal reputation and (h) any other claim arising out of, or accruing during, Employee’ employment with, or termination of his employment from, the Company. The release of claims in this Agreement shall extend to claims of any nature whatsoever, including claims that are known or unknown, suspected or unsuspected, contingent or certain.

8.	As further consideration for the promises contained in paragraph 5 of this Agreement, Employee agrees that by this Agreement he does for himself and anyone claiming for or through him waive, release, promise and agree not to bring or pursue any judicial, quasi-judicial or administrative action against the Releasees for any reason whatsoever arising out of his employment and separation therefrom up to and including the date of this Agreement.

9.	Employee agrees to withdraw and obtain dismissal, with prejudice, of any and all charges filed, if any there be, with any state or federal court and any state, federal, or other governmental or administrative agency, which relate in any way to his employment with, or separation from the Company.

10.	Employee accepts the benefits set forth in paragraph 5 above as full and final satisfaction for any past, present or future claim to or for reinstatement, back pay or any compensatory relief available under federal or state constitutions, statutes, laws or regulations, municipal ordinances or regulations, or common law, including but not limited to, those statutes and principles of common law set forth in paragraph 6 above, up to and including the date of this Agreement.

11.	Each party agrees not to make public or to disclose to anyone in any manner the terms of this Agreement. Employee shall not knowingly disparage the Company or any of its affiliates or any of the Company’s or its affiliates’ officers, employees or agents. Neither the Company’s nor its affiliates’ officers, employees or agents shall knowingly disparage Employee.

12.	Employee acknowledges and agrees:

a.	that he has, by virtue of this paragraph, been advised to consult with counsel of his own choice and that he has been given the opportunity to do so prior to executing this Agreement;

b.	that he has read this Agreement, that he understands all of the terms of this Agreement, and that he enters into this Agreement freely and voluntarily;

c.	that the release set forth in this Agreement is intended to include in its effect and does include, without limitation, all claims which he does not know or suspect to exist in his favor at the time of the execution of this Agreement, and that the terms agreed upon contemplate and extinguish any and all such claims;

d.	that if Employee is 40 years of age or older he received this Agreement on the date hereof and that he shall have a period of twenty-one (21) days thereafter in which to consider the terms of this Agreement;

e.	that if Employee is 40 years of age or older and he elects to execute this Agreement, he shall have a period of seven (7) days following the execution of the Agreement in which to revoke the Agreement, and that the Agreement will not become effective or enforceable until this seven-day period has expired.

13.	In the event that either party breaches any provision of this Agreement, the breaching party will be liable for all damages the other party may suffer as a result of such breach, plus any costs and reasonable attorneys’ fees reasonably incurred in recovering those sums.

14.	Each party expressly waives trial by jury of any claim that this Agreement has been breached.

15.	The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

16.	The terms of this Agreement shall be governed by and interpreted in accordance with the laws of New York, without regard to its conflicts of law rules.

[signature page follows]

IN WITNESS WHEREOF, the parties have hereunto set their hands.

As of December 22, 2017	/s/ Suneet Singal
Name: Suneet Singal

As of December 22, 2017	FC GLOBAL REALTY INCOPORATED

	By:	/s/ Stephen Johnson
Name: Stephen Johnson
Its Authorized Representative